Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Nonqualified Stock Option Inducement Agreement dated January 7, 2019 of our reports dated February 21, 2019, with respect to the consolidated financial statements and schedule of Delphi Technologies PLC and the effectiveness of internal control over financial reporting of Delphi Technologies PLC included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

May 2, 2019